UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Dow Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

VOTE “AGAINST” AGENDA ITEMS 4 AND 5

March 19, 2024

Dear Fellow Stockholders,

We recently distributed proxy materials of Dow Inc. (the “Company” or “Dow”) in connection with the 2024 Annual Meeting of Stockholders to be held on April 11, 2024. Your vote and your support are vital at this year’s meeting.

This year’s agenda is critically important. In addition to requesting your support for our directors and management proposals, we ask for your support to vote AGAINST Agenda Items 4 and 5 regarding stockholder proposals for a Shareholder Right to Act by Written Consent and a Single-Use Plastics Report, respectively. Your attention to these proposals is very important.

As we set forth below, our Board follows best practices in corporate governance, which provide meaningful opportunities for stockholders to act, both inside and outside of the annual meeting cycle. Our governance practices also allow for stockholders to communicate their priorities and concerns with the Board and management. Additionally, with robust Board and committee oversight, Dow continues to make significant investments in and has taken considerable steps to advance a circular economy, develop renewable solutions and lead our industry in transforming plastic waste into commercialized circular solutions, all of which have been publicly disclosed.

Agenda Item 4, regarding a Shareholder Right to Act by Written Consent

The Board believes that stockholder action by written consent has the potential for abuse and disenfranchisement of a large group of stockholders while creating substantial confusion and disruption. The written consent process may not require advance communication to be provided to all stockholders, may not provide sufficient time for proper consideration, and could allow a small group of stockholders engaging in short-term speculation to solicit the fewest possible votes required to act. Regular stockholder meetings provide a more transparent, informed, and equitable process for all stockholders to exercise their rights. The Company’s existing corporate governance and engagement practices—particularly that stockholders holding 25% of the outstanding shares may call special meetings—provide robust procedural protections that appropriately balance enhancing stockholder rights while adequately protecting stockholder interests.

A comprehensive description of the Company’s governance practices is available beginning on page 17 of the Company’s 2024 Proxy Statement and page 108 has a detailed list of governance provisions and shareholder protections, which make adoption of this proposal unnecessary.

The Board of Directors recommends a vote AGAINST stockholder proposal Agenda Item 4 regarding a Shareholder Right to Act by Written Consent.

Agenda Item 5, regarding a Single-Use Plastics Report

The Board has considered this proposal and deems it unnecessary to complete the proposal recommendations as it is not a good use of Company resources and consequently not in the best interests of its stockholders.

Midland, Michigan USA

Dow Inc. Letter to Stockholders

March 19, 2024

Industry data demonstrates that Dow will NOT be materially impacted by any active or contemplated single-use plastics bans. National bans of single-use plastics target items such as take-out food containers, cutlery and cups that are mostly made from polystyrene, polypropylene and polyester, which Dow does NOT directly produce. Dow’s Packaging and Specialty Plastics business would only be minimally impacted by such bans. Even if all the plastics bans under consideration were hypothetically to come into effect, the estimated impact would be less than 2% of Dow’s total sales based on 2023 revenue, and therefore, not material to the financial performance of the Company.

Overall growth for polyethylene demand remains robust, with global polyethylene demand expected to grow at approximately 1.2–1.4x of gross domestic product. We anticipate this demand will shift toward circular, low-carbon emissions polyethylene products driven by regulations and consumer preferences, which is where we are investing to grow our capacity to produce low-carbon emissions plastics with the use of carbon emissions capture and circular hydrogen, as well as bio-based and recycled feedstocks.

Additionally, Dow remains focused on plastics recycling and circularity. Through our leadership position in manufacturing and materials technology, we are actively advancing the development of a circular economy through investments in product technology, value chain partnerships, and waste management infrastructure, as well as through our Transform the Waste target, whereby Dow will transform plastic waste and other forms of alternative feedstock to commercialize three million metric tons of circular and renewable solutions annually by 2030. We are also decarbonizing our assets and in turn, enabling our value chains to advance their respective sustainability agendas. By 2030, more than half of our plastics production capacity will produce products that are scope 1 and 2 emissions-free or are made from circular or bio-based feedstocks.

The Board of Directors recommends a vote AGAINST stockholder proposal Agenda Item 5 regarding a Single-Use Plastics Report.

We encourage you to review the stockholder proposals in their entirety, as well as management’s statements in opposition, beginning on page 106 of the Company’s 2024 Proxy Statement.

Voting is easy—have your control number ready and either call the number or go online to follow the instructions on the proxy card or the voting instruction form. You can also vote by mailing your completed proxy card or the voting instruction form in the pre-paid envelope provided. If you hold shares in multiple accounts, please vote each proxy card and voting instruction form you receive to ensure that all your shares are represented at the 2024 Annual Meeting on April 11, 2024.

On behalf of your Board of Directors, thank you for your cooperation and continued support. We appreciate your vote.

Sincerely,

Jim Fitterling

Chair and Chief Executive Officer

Please vote AGAINST stockholder proposal Agenda Items 4 and 5.

Your vote is important no matter how many shares you hold.

If you have any questions or need assistance voting your shares,

please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-864-1460.